Exhibit 10.88

Employment Agreement

        This Employment Agreement (this “Agreement”), is dated as of May 6, 2002, and is made by and between InfrastruX Group, Inc., a Washington corporation (“Employer”) and Michael T. Lennon (“Employee”).

        W I T N E S S E T H:

        WHEREAS, Employer desires to engage the services of Employee upon the terms and conditions set forth herein; and

        WHEREAS, Employee is willing to provide services to Employer upon the terms and conditions set forth herein;

        A G R E E M E N T S:

        NOW, THEREFORE, for and in consideration of the foregoing premises and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Employer and Employee hereby agree as follows:

1.    EFFECTIVE DATE

        This agreement shall be effective as of May 1, 2002.

2.    EMPLOYMENT

        Employer will employ Employee and Employee will accept employment by Employer as its President. Employee will have the authority and will perform the duties customarily performed by the President of a corporation which is similar to Employer and such other duties as may be assigned from time to time by the Board of Directors or Chief Executive Officer of Employer, which relate to the business of Employer, its subsidiaries, or any business ventures in which Employer or its subsidiaries may participate.

3.    ATTENTION AND EFFORT

        Employee will devote his full productive time, ability, attention and effort to Employer’s business and will skillfully serve its interests during the term of this Agreement; provided, however, that Employee may devote reasonable periods of time to (a) engaging in personal investment activities, (b) serving on the board of directors of other corporations, including but not limited to N2H2, Inc. and The Ackerley Group, Inc., and (c) engaging in charitable or community service activities, so long as none of the foregoing additional activities in (a) through (c) materially interfere with Employee’s duties under this Agreement, provided, further, (d) the parties acknowledge that Employee presently has ongoing responsibilities with Lennon Smith Advisors, LLC, (“LS”) which will require his time and effort to complete such responsibilities or transition such responsibilities to others during the first sixty (60) days after the commencement of his employment with Employer. Employee shall exercise his best efforts to complete and transition his responsibilities with LS with the least disruption to his obligations hereunder.

        The parties further acknowledge that (a) Employee is a member of LS, an investment banking firm that is engaged to do business with Employer and (b) Employee’s activities as President of Employer will involve frequent business dealings with LS on behalf of Employer, which may give rise to a conflict of interest. The parties confirm that the terms of the engagement agreement between Employer and LS were negotiated at arms’ length prior to the time that Employee became an Employee and that Employer’s interests in those negotiations were represented by Mr. John Durbin of Employer and Mr. Steve McKeon of Employer’s parent company, rather than by Employee. The parties further acknowledge that Employee and LS have represented to Employer that Employee’s ownership interest in LS is structured so that he receives no portion of the fees and expenses paid to LS by Employer.

4.     TERM

        Unless otherwise terminated pursuant to Section 7, Employee’s term of employment under this Agreement shall expire on the second anniversary of the date of this Agreement (“Expiration Date”). This Agreement shall automatically be renewed for successive one-year terms unless the party wishing to terminate this Agreement does so by providing written notice to the other party no less than six (6) months prior to the Expiration Date. Upon renewal of this Agreement, the term “Expiration Date” will refer to the end of the one-year renewal period.

5.    COMPENSATION

        During the term of this Agreement, Employer agrees to pay or cause to be paid to Employee, and Employee agrees to accept in exchange for the services rendered hereunder by him, the following compensation:

5.1.	Base Salary

        Employee’s compensation shall consist, in part, of an annual base salary of $385,000 (the “Base Salary”) before all customary payroll deductions. Such annual base salary shall be paid in substantially equal installments and at the same intervals as other officers of Employer are paid. The Board of Directors or Executive Committee of Employer shall determine and the Compensation Committee of the Board of Directors of Puget Energy, Inc. shall approve any increases in the amount of the annual base salary in future years.

5.2.	Bonus

(a) Upon commencement of Employee’s employment with Employer, Employer shall pay Employee $50,000 as a transition incentive payment.

    (b)                           Employee shall be eligible to receive, in addition to the Base Salary, an annual cash bonus in an amount to be determined by the Board of Directors or Executive Committee of Employer, which bonus shall be based upon the financial performance of Employer as follows:

    (i)            In the event Employer achieves a level of financial performance characterized as “in-the-money” by the Board of Directors or Executive Committee of Employer, Employee shall receive a bonus payment equal to 20% of the Base Salary.

    (ii)            In the event Employer achieves a level of financial performance characterized as “target” by the Board of Directors or Executive Committee of Employer, Employee shall receive a bonus payment equal to 50% of the Base Salary (the “Target Bonus”).

    (iii)            In the event Employer achieves a level of financial performance characterized as “outstanding” by the Board of Directors or Executive Committee of Employer, Employee shall receive a bonus payment equal to 80% of the Base Salary.

Not withstanding the foregoing, Employee shall be entitled to receive a minimum bonus payment from Employer equal to at least $100,000 with respect to calendar 2002.

5.3.	Stock Options

        The Board of Directors, or the Executive Committee of the Board of Directors, of Employer shall grant Employee an option under Employer’s 2000 Stock Incentive Plan (the “Plan”) to purchase 400,000 shares of common stock of Employer (the “Option”). The Option shall be subject to the standard vesting schedule as set forth in the Plan, subject to special vesting terms provided in this Agreement and the stock option letter agreement evidencing the Option, and shall have an exercise price equal to the fair market value of Employer’s common stock on the date of grant. The grant of the Option shall be conditioned on Employee executing Employer’s standard form of stock option letter agreement.

6.    BENEFITS

        During the term of this Agreement, Employee will be entitled to participate in all benefit programs as shall be provided or offered from time to time to senior executive-level employees of Employer, subject to and in accordance with applicable eligibility requirements.

7.    TERMINATION

        Employment of Employee pursuant to this Agreement may be terminated as follows:

7.1.	By Employer

        With or without Cause (as defined below), Employer may terminate the employment of Employee at any time during the term of employment by giving written notice to Employee. The notice shall be effective immediately if termination is for Cause and sixty (60) days later if termination is not for Cause.

7.2.	By Employee

        Employee may terminate his employment at any time, for any reason, upon giving sixty (60) days’ prior written notice.

7.3.	Automatic Termination

        This Agreement and Employee’s employment hereunder shall terminate automatically upon the death or total disability of Employee. The term “total disability” as used herein shall mean Employee’s inability to perform the duties set forth in Section 2 hereof for a period or periods constituting ninety (90) consecutive calendar days as a result of physical or mental illness, loss of legal capacity or any other cause beyond Employee’s control, unless Employee is granted a leave of absence by the Board of Directors of Employer. Employee and Employer hereby acknowledge that Employee’s ability to perform the duties specified in Section 2 hereof is of the essence of this Agreement. Termination hereunder shall be deemed to be effective (a) at the end of the calendar month in which Employee’s death occurs or (b) immediately upon a determination by the Board of Directors of Employer of Employee’s total disability, as defined herein.

8.    TERMINATION PAYMENTS

        In the event of termination of the employment of Employee, all compensation and benefits set forth in this Agreement shall terminate except as specifically provided in this Section 8:

8.1.	Termination by Employer

        If Employer terminates Employee’s employment without Cause prior to the Expiration Date, Employee shall be entitled to receive (a) termination payments equal to one year of Base Salary, (b) the number of unvested shares subject to the Option that would have vested through the date that is twelve (12) months following the date of termination hereunder (the “Termination Date”) shall vest and become immediately exercisable as of the Termination Date and shall remain exercisable until the earlier of four years from the Termination Date and the expiration of the 10-year term of the Option, and (c) any unpaid Base Salary which has accrued for services already performed as of the Termination Date. If Employee is terminated by Employer for Cause (as defined in Section 8.4 below), Employee shall not be entitled to receive any of the foregoing benefits, other than those set forth in clause (c) above.

8.2.	Termination by Employee

    (a)            If Employee resigns for Good Reason prior to the Expiration Date, Employee shall be entitled to receive the same termination payments and unpaid annual base salary as provided for in Section 8.1 for a termination without Cause. “Good Reason” means only any one or more of the following: (1) material breach by Employer of this Agreement, and its failure to cure such breach within thirty (30) days after written notice from Employee to Employer specifying in reasonable detail the alleged breach; (2) reduction, without Employee’s consent, of Employee’s salary or reduction or elimination of any compensation or benefit plan benefiting Employee, unless the reduction or elimination of such benefit plan is generally applicable to all senior executive-level employees (or employees of a successor or controlling entity of Employer) and unless Employer reinstates the compensation or benefit within thirty (30) days after written notice from Employee; (3) assignment to Employee, without his consent, of duties materially inconsistent with Employee’s position, authority, duties or responsibilities as contemplated by Sections 2 and 3 hereof (or such higher level of position, authority, duties or responsibilities as are subsequently assigned to Employee), which results in a material diminution in such position, authority, duties or responsibilities; or (4) geographic reassignment of Employee resulting in a commute increase of more than forty-five (45) miles from Employee’s current residence to his new worksite.

    (b)            In the case of the termination of Employee’s employment by Employee for other than Good Reason, Employee shall not be entitled to any payments hereunder, other than those set forth in clause (c) of Section 8.1 hereof.

8.3.	Payment Schedule

        All payments under this Section 8 shall be made to Employee at the same interval as payments of salary were made to Employee immediately prior to termination.

8.4.	Cause

        Wherever reference is made in this Agreement to termination being with or without Cause, “Cause” shall mean:

(a) willful misconduct on the part of Employee that has a material adverse effect on Employer and its subsidiaries, taken as a whole,

    (b)        Employee’s willfully engaging in conduct which could reasonably result in his conviction of a felony or a crime against Employer or conduct involving substance abuse, fraud or moral turpitude, or which would materially compromise Employer’s reputation or Employee’s ability to perform his duties, as determined in good faith by a written resolution adopted by the affirmative vote of not less than two-thirds of all of the directors who are not officers of Employer, or

    (c)            unreasonable refusal by Employee to perform the duties and responsibilities of his position in any material respect, unless Employee cures the refusal within thirty (30) days after receipt of written notice specifying in reasonable detail the duties and responsibilities not being performed.

        No action, or failure to act, shall be considered willful or unreasonable if the Employee did it in good faith and with the reasonable belief that his action or omission was in the best interests of Employer.

9.     CHANGE OF CONTROL

9.1.	Acceleration of Unvested Options upon Change of Control

        In the event that Puget Energy, Inc. sells its controlling interest in Employer to an unrelated third party (the “Successor Party”), other than in a sale pursuant to a public offering of Employer’s common stock (the “Change of Control”), the unvested shares subject to the Option shall vest and become immediately exercisable as of the date of consummation of the Change of Control.

9.2.	Termination upon Change of Control

    (a)            In the event Employee’s employment with Employer or the Successor Party should be terminated either by the Successor Party without Cause or by Employee for Good Reason within one year following the Change of Control, Employee shall be entitled to receive a severance payment equal to three (3) times the sum of the Base Salary plus the Target Bonus.

    (b)            In the event Employee’s employment with Employer or the Successor Party should be terminated by Employee without Good Reason within one year following the Change of Control, Employee shall be entitled to receive a severance payment equal to one year of Base Salary.

10.    RIGHT TO SELL EMPLOYER EQUITY

        In the event that there has been no Change of Control nor an initial public offering of Employer’s common stock by December 31, 2006, Employee shall have the right, exercisable between January 1 and January 31, 2007, to sell shares of Employer’s common stock received by Employee upon exercise of the Option to Employer, and Employer shall purchase such shares, on the following terms and conditions:

    (a)            In the event Employee wishes to exercise the right to sell shares subject to the Option, Employee must first exercise the related options and hold the shares acquired upon such exercise for at least six (6) months prior to the sale of shares to Employer pursuant to this Section 10. The sale of the shares shall close within thirty (30) days after receipt by Employer of written notice from Employee specifying the number of shares to be sold.

(b) The price per share applicable to the sale of the shares pursuant to this Section 10 shall be calculated as follows:

A =	(6 x (B)-C))+(12 x D) x 12 E		x	1
	2	E

Where,	A is the sale price per share,
B is EBITDA (as defined below),
C is Debt (as defined below),
D is Net Income (as defined below), and
E is the number of outstanding shares of common stock of
	Employer on fully diluted basis on the date of sale

        Employer on fully diluted basis on the date of sale

    (c)            For purposes of the calculation set forth in Section 10(b), “EBITDA” shall mean earnings before interest, taxes, depreciation and amortization of Employer on a consolidated basis for calendar 2006, which shall be derived from the consolidated income statement of Employer for 2006, prepared in accordance with generally accepted accounting principles (“GAAP”).

    (d)            For purposes of the calculation set forth in Section 10(b), “Debt” shall mean the amount of outstanding indebtedness and capitalized leases of Employer on a consolidated basis at December 31, 2006, as reflected on the consolidated balance sheet of Employer at that date, prepared in accordance with GAAP.

    (e)            For purposes of the calculation set forth in Section 10(b), “Net Income” shall mean net income of Employer on a consolidated basis for 2006, as reflected on the consolidated income statement of Employer for 2006, prepared in accordance with GAAP.

11.    NOTICE AND CURE OF BREACH

        Whenever a breach of this Agreement by either party is relied upon as justification for any action taken by the other party pursuant to any provision of this Agreement, the party asserting the breach of this Agreement shall give the other party at least (30) thirty days’ prior written notice of the existence and the nature of such breach before taking further action hereunder and shall give the party purportedly in breach of this Agreement the opportunity to correct such breach during the 30-day period.

12.    FORM OF NOTICE

        All notices given hereunder shall be given in writing, shall specifically refer to this Agreement and shall be personally delivered or sent by telecopy or other electronic facsimile transmission or by registered or certified mail, return receipt requested, at the address set forth below or at such other address as may hereafter be designated by notice given in compliance with the terms hereof:

If to Employer:	Michael T. Lennon 939 18th Avenue East Seattle, WA 98112

If to Employer:	InfrastruX Group, Inc. Skyline Towers 10900 N.E. Fourth Ave., Suite 1900 Bellevue, WA 98004 Attn: John Durbin

Copy to:	General Counsel Puget Energy, Inc. P.O. Box 97034 Bellevue, WA 98009-9734

If notice is mailed, such notice shall be effective upon mailing, or if notice is personally delivered or sent by telecopy or other electronic facsimile transmission, it shall be effective upon receipt.

13.     INDEMNIFICATION

        Employer shall defend, indemnify and hold Employee harmless from any and all liabilities, obligations, claims or expenses which arise in connection with or as a result of Employee’s service as an officer or employee (or director if Employee is elected and serves as a director) of the Employer and/or any of its affiliates and subsidiaries to the fullest extend allowed by law. The Employer shall assure that Employee remains covered by the Company’s policies of directors’ and officers’ liability insurance for six years following the date of termination of the last position (employee, officer or director) to terminate.

14.     ASSIGNMENT

        This Agreement is personal to Employee and shall not be assignable by Employee. Employer may assign its rights hereunder to (a) any corporation resulting from any merger, consolidation or other reorganization to which Employer is a party or (b) any corporation, partnership, association or other person to which Employer may transfer all or substantially all of the assets and business of Employer existing at such time. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

15.    WAIVERS

        No delay or failure by any party hereto in exercising, protecting or enforcing any of its rights, titles, interests or remedies hereunder, and no course of dealing or performance with respect thereto, shall constitute a waiver thereof. The express waiver by a party hereto of any right, title, interest or remedy in a particular instance or circumstance shall not constitute a waiver thereof in any other instance or circumstance. All rights and remedies shall be cumulative and not exclusive of any other rights or remedies.

16.     ARBITRATION

        Any controversies or claims arising out of or relating to this Agreement shall be fully and finally settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect (the “AAA Rules”), conducted by one arbitrator either mutually agreed upon by Employer and Employee or chosen in accordance with the AAA Rules, except that the parties thereto shall have any right to discovery as would be permitted by the Federal Rules of Civil Procedure for a period of 90 days following the commencement of such arbitration and the arbitrator thereof shall resolve any dispute which arises in connection with such discovery. The prevailing party shall be entitled to costs, expenses and reasonable attorneys’ fees, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

17.    AMENDMENTS IN WRITING

        No amendment, modification, waiver, termination or discharge of any provision of this Agreement, nor consent to any departure therefrom by either party hereto, shall in any event be effective unless the same shall be in writing, specifically identifying this Agreement and the provision intended to be amended, modified, waived, terminated or discharged and signed by Employer and Employee, and each such amendment, modification, waiver, termination or discharge shall be effective only in the specific instance and for the specific purpose for which given. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by Employer and Employee.

18.    APPLICABLE LAW

        This Agreement shall in all respects, including all matters of construction, validity and performance, be governed by, and construed and enforced in accordance with, the laws of the state of Washington, without regard to any rules governing conflicts of laws.

19.    SEVERABILITY

        If any provision of this Agreement shall be held invalid, illegal or unenforceable in any jurisdiction, for any reason, including, without limitation, the duration of such provision, its geographical scope or the extent of the activities prohibited or required by it, then, to the full extent permitted by law (a) all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intent of the parties hereto as nearly as may be possible, (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision hereof, and (c) any court or arbitrator having jurisdiction thereover shall have the power to reform such provision to the extent necessary for such provision to be enforceable under applicable law.

20.    HEADINGS

        All headings used herein are for convenience only and shall not in any way affect the construction of, or be taken into consideration in interpreting this Agreement.

21.    COUNTERPARTS

        This Agreement, and any amendment or modification entered into pursuant to Section 17 hereof, may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same instrument.

22.    ENTIRE AGREEMENT

        This Agreement constitutes the entire agreement between Employer and Employee with respect to the subject matter hereof and all prior or contemporaneous oral or written communications, understandings or agreements between Employer and Employee with respect to such subject matter are hereby superseded and nullified in their entireties.

        [Remainder of page left blank intentionally.]

IN WITNESS WHEREOF, the parties have executed and entered into this Agreement on the date set forth above.

/s/ MICHAEL T. LENNON

MICHAEL T. LENNON

INFRASTRUX GROUP, INC.

By: /s/JOHN D. DURBIN

John Durbin Chief Executive Officer and Chairman